Exhibit 24.1

POWER OF ATTORNEY

I, George A. Makris, III, an Officer of Simmons First National Corporation or one of its subsidiaries, hereby constitute, appoint and authorize David W. Garner, Kevin W. Pletcher, Piper P. Erwin or Natalie Gassiott to execute on my behalf any Form 3’s, Form 4’s or Form 5’s required to be filed with the United States Securities and Exchange Commission at any time until such time as I revoke this power of attorney in writing.

4/1/20	/s/ George A. Makris, III
Date	Signature